Exhibit 99.1

Aditxt Signs Share Exchange Agreement to Acquire AiPharma

If complete, the transaction would be the first step in establishing commercial presence in infectious disease therapeutics and transforming Aditxt into a global biotech company

Richmond, VA – December 28, 2021 – Aditxt Inc. (Nasdaq: ADTX), a biotech innovation company with a mission to improve the health of the immune system has signed a share exchange agreement to acquire AiPharma Global Holdings LLC, a wholly-owned subsidiary of AiPharma Group Ltd. (“AiPharma”). The share exchange agreement contemplates that the transaction would involve two steps. First, an initial closing is expected to occur upon the satisfaction of certain conditions no later than January 31, 2022, at which Aditxt will acquire 9.5% of the issued and outstanding equity interests in AiPharma in exchange for the issuance of approximately 4.8 million shares of common stock of Aditxt and a cash payment of $250,000. Second, Aditxt would then acquire the remaining 90.5% of the issued and outstanding equity interests in AiPharma in exchange for the issuance of approximately 39.9 million shares of common stock of Aditxt and a cash payment of $250,000 at a secondary closing, subject to the satisfaction or waiver of certain conditions to closing, including, but not limited to, shareholder and Nasdaq approval.

Business Highlights:

●	AiPharma holds directly, or through its affiliates worldwide (excluding Japan), exclusive rights to Avigan and all formulations of Favipiravir. This broad-spectrum oral antiviral drug targets COVID-19 and other infectious diseases. Avigan has regulatory approval to treat COVID-19 and influenza in Mexico, United Arab Emirates, India, Indonesia, Malaysia, Japan, and Thailand. Other countries buy the treatment under compassionate patient programs. In the United States, Phase 3 PRESECO (PREventing Severe COVID-19) clinical trial evaluating Avigan for the treatment of mild-to-moderate COVID-19 did not achieve statistical significance on the primary endpoint of time to sustained clinical recovery. AiPharma is currently planning to launch a new global clinical trial involving escalated doses of monotherapy and combination therapy.

●	In September 2021, AiPharma entered into a strategic alliance with Appili Therapeutics (TSX:APLI; OTCQX APLIF) (“Appili”), an infectious disease biopharmaceutical company, pursuant to which AiPharma and Appili intend to establish minority positions in each other’s businesses.

●	Appili has a pipeline of five therapeutics and recently announced positive one year challenge results from its preclinical study evaluating the efficacy of ATI-1701, a vaccine to protect against a potential bioterrorism agent, 1,000 times more infectious than anthrax.

●	The senior leadership team, who have a successful track record in rapid commercialization, will remain in place to support the acceleration of Aditxt’s growth strategy.

●	Together, the combined companies would offer an enhanced value proposition with a suite of monitoring and treatment solutions for infectious diseases enabling detection, prevention, and treatment, expanding the offering to AiPharma’s existing global network of distributors.

Aditxt Co-Founder and CEO Amro Albanna commented, “We are taking steps that we believe will transform Aditxt into a fully-integrated commercial-stage global biopharmaceutical business, with focus on all aspects of immune diagnosis and therapeutics. The proposed transaction with AiPharma, would commercially establish Aditxt in the infectious disease space complementing our current therapeutic programs in autoimmunity, dermatology, organ transplantation, and central nervous system. This transaction mirrors the parallel steps we are taking in immune diagnosis with the recently announced intent to acquire a company in the Point-of-Care space which would technologically and commercially complement AditxtScore™. These combined transactions would allow us to execute our strategy of growth, global expansion, and product portfolio diversification, consistent with our priorities to advance our immune monitoring and treatment technologies to advance human health globally. We look forward to working with the AiPharma team to bring valuable therapeutic options to extend and improve the quality of life of millions of patients.”

“Since our launch, AiPharma has worked to develop and deliver transformative solutions to patients around the world. We remain committed and steadfast in bringing an effective broad spectrum anti-viral treatment to the market while leveraging our strong pipeline of opportunities and our commercial network,” stated Alessandro Gadotti, Chief Executive officer of AiPharma. “The acquisition of AiPharma, with our strong commercial portfolio and robust pipeline, will support Aditxt’s near-term ambition to develop novel therapies and technologies in areas of immunology with a high unmet medical need. We are delighted at the prospect of being acquired by Aditxt at this exciting juncture in their journey; AiPharma will help fuel strategic growth and deliver future pipeline and M&A activities so that even more patients can access critical medicines and technologies now and in the future.”

The description of the proposed transaction contained herein is only a high-level summary. Additional information about the proposed transaction, including a copy of the share exchange agreement, will be provided in a Current Report on Form 8-K to be filed by Aditxt with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov. In addition, Aditxt intends to file a registration statement on Form S-4 with the SEC, including a proxy statement/prospectus, and will file other documents regarding the proposed transaction with the SEC.

The definitive agreement follows Aditxt’s prior announcement on August 25, 2021, of its intention to acquire AiPharma and Aditxt’s bridge loan funding to AiPharma, subject to certain closing conditions. There is no assurance that Aditxt’s acquisition of AiPharma will be completed.

About Aditxt:

Aditxt is developing technologies focused on improving the immune system’s health through immune monitoring and reprogramming. Aditxt’s immune monitoring technology is designed to provide a personalized, comprehensive immune system profile. Aditxt’s immune reprogramming technology is currently at the pre-clinical stage. It is designed to retrain the immune system to induce tolerance to address rejection of transplanted organs, autoimmune diseases, and allergies.

For more information, please visit: www.aditxt.com

About AiPharma:

AiPharma is a commercial-stage biopharmaceutical company focused on developing oral therapies to address the unmet medical needs of patients with life-threatening viral diseases. Leveraging a deep understanding of antiviral drug development, nucleotide chemistry, biology, biochemistry, and virology, AiPharma has built a nucleotide prodrug platform to develop novel product candidates to treat single-stranded ribonucleic acid, or ssRNA, viruses, which are a prevalent cause of severe viral diseases. Currently, AiPharma is focused on the clinical and commercial development of orally available, potent, and selective nucleotide prodrugs for difficult-to-treat, life-threatening viral infections, including severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), the virus that causes COVID-19, dengue virus, hepatitis C virus (HCV) and respiratory syncytial virus (RSV).

AiPharma holds directly, or through its affiliates worldwide (excluding Japan), exclusive rights to Avigan (Favipiravir) and all other formulations of the molecule. This broad-spectrum oral antiviral drug targets COVID-19 and 11 classes of infectious diseases. Regulatory approval for the indication of COVID-19 and / or influenza has been granted in Mexico, Japan, Thailand, Malaysia, UAE, Morocco, Indonesia, India, and United Arab Emirates. Countries purchasing on a Compassionate Patient Basis include the United Kingdom, Hungary, and Saudi Arabia.

For more information, please visit www.aipharmalab.com.

Important Information About the Proposed Transaction and Where to Find It

This press release relates to a proposed transaction between Aditxt and AiPharma. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale, or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the transaction described herein, Aditxt intends to file relevant materials with the SEC including a registration statement on Form S-4, which will include a prospectus with respect to the combined company’s securities to be issued in connection with the business combination and a proxy statement with respect to the stockholder meeting of Aditxt to vote on the business combination. Promptly after the registration statement is declared effective by the SEC, Aditxt will mail the definitive proxy statement/prospectus and a proxy card to each stockholder as record date for the meeting of Aditxt’s stockholders be established for voting on the proposed business combination. Aditxt urges its investors, stockholders, and other interested persons to read, when available, the preliminary proxy statement/prospectus as well as other documents filed with the SEC because these documents will contain important information about Aditxt, AiPharma, and the business combination. Once available, stockholders will also be able to obtain a copy of the Form S-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to Aditxt, Attn: Amro Albanna, 737 N. Fifth Street, Suite 200, Richmond, VA 23219. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

Aditxt and its directors and executive officers may be deemed participants in the solicitation of proxies from Aditxt’s stockholders concerning the business combination. Information about Aditxt’s directors and executive officers and a description of their interests in Aditxt will be included in the proxy statement/prospectus for the proposed transaction and be available at the SEC’s website (www.sec.gov).

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements include statements regarding the Aditxt’s (the “Company”) intentions, beliefs, projections, outlook, analyses, or current expectations concerning, among other things, the Company’s ongoing and planned product and business development; the Company’s intellectual property position; the Company’s ability to develop commercial functions; expectations regarding product launch and revenue; the Company’s results of operations, cash needs, spending, financial condition, liquidity, prospects, growth and strategies; the industry in which the Company operates; and the trends that may affect the industry or the Company. These forward-looking statements are subject to a number of risks including, but not limited to, the following risks relating to the proposed transaction: (1) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the price of Aditxt’s securities; (2) the failure to satisfy the conditions to closing the proposed transaction, including the approval by the stockholders of Aditxt and AiPharma; (3) the outcome of any legal proceedings that may be instituted related to the proposed transaction; (4) the ability to realize the anticipated benefits of the proposed transaction; (5) the risk that the product candidates that AiPharma is developing may not progress through clinical development or receive regulatory approvals within expected timelines or at all; (6) the risk that AiPharma’s clinical trials may not confirm any safety, efficacy or other product characteristics that would enable subsequent clinical trials; (7) the risk that AiPharma will be unable to successfully market or gain market acceptance of its product candidates, if approved; (8) the risk that AiPharma’s product candidates may not be beneficial to patients or successfully commercialized, if approved; (9) the risk that AiPharma has overestimated the size of the target patient population, their willingness to try new therapies and the willingness of physicians to prescribe these therapies; (10) the effects of competition on AiPharma’s business; (11) the risk that third parties on which AiPharma depends for clinical trials and other critical services will fail to perform satisfactorily; (12) the risk that AiPharma may not be able to recruit and retain qualified personnel; (13) the risk that AiPharma’s business, operations, clinical development plans and timelines, and supply chain could be adversely affected by the effects of health epidemics, including the ongoing COVID-19 pandemic; (14) the risk that AiPharma will be unable to obtain and maintain sufficient intellectual property protection for its drug products or will infringe the intellectual property protection of others; (15) the risk the combined company will fail to realize the anticipated benefits of the proposed transaction; and (16) other risks and uncertainties indicated from time to time in AiPharma’s public filings with the SEC. If any of these risks materialize or Aditxt’s and AiPharma’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Aditxt nor AiPharma presently knows, or that Aditxt or AiPharma currently believe are immaterial. That could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Aditxt’s and AiPharma’s expectations, plans, or forecasts of future events and views as of the date of this press release. Aditxt and AiPharma anticipate that subsequent events and developments will cause Aditxt’s and AiPharma’s assessments. However, while Aditxt and AiPharma may elect to update these forward-looking statements at some point in the future, Aditxt and AiPharma specifically disclaim any obligation to do so, except as otherwise required by law. These forward-looking statements should not be relied upon as representing Aditxt’s and AiPharma’s assessments of any date after the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as those risks more fully discussed in the section titled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other essential factors in the Company’s other filings with the Securities and Exchange Commission. All such statements speak only as of the date made. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contact:

Aditxt Investor Communications

ir@aditxt.com